QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

THE OLD EVANGELINE DOWNS, L.L.C.
ANNOUNCES TENDER OFFER FOR OUTSTANDING
13% SENIOR SECURED NOTES DUE 2010

Business Editors

        LAFAYETTE, LOUISIANA—(Business Wire)—March 9, 2004—The Old Evangeline Downs, L.L.C. ("OED"), the owner and operator of the Evangeline Downs pari-mutel horsetrack near Lafayette, Louisiana, today announced the commencement of a tender offer for all of the outstanding $123.2 million aggregate principal amount of 13% Senior Secured Notes due 2010 with Contingent Interest (the "Notes"). In connection with the tender offer, OED is soliciting consents from the holders of the Notes to certain amendments to the indenture governing the Notes and to the release of the liens on the collateral securing the Notes (collectively, the "Proposals"). Holders validly tendering Notes will, by tendering such Notes, be deemed to have delivered their consent to the Proposals. The tender offer and the consent solicitation are subject to various conditions including the receipt of validly tendered (and not withdrawn) Notes from holders of Notes representing at least a majority of the outstanding Notes, the execution of a supplemental indenture containing the amendments for which consents are being solicited, and the completion of a proposed private placement of senior secured notes by an affiliate of OED, the proceeds from which will be used in part to finance OED's purchase of the Notes in the tender offer and payment of the consent payments in the consent solicitation.

        The tender offer will expire at 5:00 pm, New York City time, on April 5, 2004, unless extended or earlier terminated by OED. OED is offering to purchase the Notes at a price of $1,120 in cash per $1,000 principal amount of Notes validly delivered, plus accrued and unpaid interest on the Notes, if any. The consent solicitation will expire at 5:00 pm, New York City time, on March 19, 2004, unless extended or earlier terminated by OED. OED is offering to pay a consent payment to each holder of Notes who validly tenders (and does not withdraw) Notes and delivers consents to the Proposals prior to the expiration of the consent solicitation in an amount equal to $10 per $1,000 principal amount of Notes for which consents are validly delivered.

        Information regarding the pricing, tender and delivery procedures and conditions of the tender offer and the consent solicitation is contained in the Offer to Purchase and Consent Solicitation Statement and related documents. Copies of the tender offer and the consent solicitation documents and additional information containing the terms and conditions of the tender offer and the consent solicitation can be obtained by contacting U.S. Bank National Association, the depository and information agent, at (800) 934-6802.

        This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and the consent solicitation will be made solely by, and subject to the terms and conditions set forth in, the Offer to Purchase and Consent Solicitation Statement and related documents.

        This press release may include forward-looking statements that are covered under the "Safe-Harbor" clause of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations and assumptions. Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties. OED disclaims any obligation to update any forward-looking statements to incorporate developments occurring after release of this announcement.

CONTACT:	The Old Evangeline Downs, L.L.C. M. Brent Stevens, 310-444-5678 or Natalie Schramm, 319-583-7005

QuickLinks

THE OLD EVANGELINE DOWNS, L.L.C. ANNOUNCES TENDER OFFER FOR OUTSTANDING 13% SENIOR SECURED NOTES DUE 2010